EXHIBIT 10.41

August 5, 2011

Mr. Mark Cosby

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Dear Mark,

On behalf of CVS Caremark, I am pleased to offer you the position of President of CVS Pharmacy and Executive Vice President of CVS Caremark.  You will be an employee of CVS Pharmacy, Inc. (“CVS”), a subsidiary of CVS Caremark Corporation (“CVS Caremark”), and will report to Larry Merlo, President and Chief Executive Officer of CVS Caremark.  If you accept this offer, we anticipate that your first day of employment will be in late August or early September, 2011; you and CVS will agree upon a specific starting date in the near future.

This letter sets forth the basic components of your compensation and the conditions of this offer.  It is not intended to be a comprehensive description of all benefits available to you or to provide all of the details of the plans that govern the administration of benefits, as our benefit offerings change periodically.  As an employee, you will be able to access information about your benefits at any time through our employee portal.  In the meantime, if you have questions about your compensation or benefits, please contact me.

Compensation

Subject to the conditions of your employment set forth below and the commencement of your employment, you will be eligible for the following:

•                  Salary:  Your initial annualized base salary will be $900,000.  Paydays are monthly, in the middle of the month.

•                  Annual Cash Incentive:  You will be eligible to participate in the CVS Caremark Management Incentive Plan (“MIP”), our annual cash bonus program designed to reward employees for their role in achieving company success.  Your target award will be 150% of your annual base salary.  The actual award amount will be determined in accordance with the provisions of the MIP, based on measures of CVS Caremark’s performance as well as your individual performance.  Notwithstanding the foregoing, for the 2011 performance year only, the amount of your MIP award will be the target amount (i.e., $1,350,000).

•                  Annual Equity Award Program:  You will be eligible to participate in CVS Caremark’s Annual Equity Awards program.  The target value of your 2012 Annual Equity Award will be $1,500,000; the actual award will be based on your individual performance and CVS Caremark’s performance, and the awards will be granted in early April 2012.  Based on your position, 50% of the value of your 2012 equity award will be delivered in stock options and 50% will be delivered in restricted stock units (RSUs).  Please note that your receipt of each annual RSU award will be contingent on your acceptance of certain restrictive covenants, including non-competition, non-solicitation and confidentiality covenants.  Eligibility, target opportunity levels, vesting schedules and the portion of the award allocated to RSUs and stock options are reviewed and subject to adjustment on an annual basis.  The grant date for the Annual Equity Awards program typically occurs in April of each year.  All equity awards are subject to the 2010 Incentive Compensation Plan of CVS Caremark Corporation as well as the terms of the agreements granting stock options and RSUs.

•                  Long Term Incentive Plan:  You will be eligible to participate in the CVS Caremark Long Term Incentive Plan (“LTIP”) beginning with the 2011-2013 performance cycle.  Your target LTIP award value for the 2011-2013 performance cycle will be $2,000,000 and your target LTIP award value for the 2012-2014 performance cycle will be $1,500,000.  Under the terms of the LTIP, 50% of the actual award is payable in cash and 50% is payable in CVS Caremark common stock, subject to a two-year hold period.  The actual LTIP award amounts will be determined in accordance with the terms of the LTIP.  Eligibility and target award levels are reviewed and subject to adjustment on an annual basis.  If the Company terminates your employment without Cause (as defined below) and you receive severance, then you will be eligible for the LTIP award, determined in accordance with the LTIP and pro-rated based on the length of the performance cycle completed as of the last day of your employment.

•                  Sign-on Equity Award:  Contingent upon the commencement of your employment with CVS, you will be granted an award of RSUs and an award of stock options at the time you begin working for the Company.  The value of the RSUs as of the grant date will be $4,500,000, of which one third will vest on the date you begin work, one third will vest on the first anniversary of your start date, and one third will vest on the second anniversary of your start date.  Disposition of the RSUs will be subject to a two-year hold period following each vesting date.  The Black-Scholes value of the stock options as of the grant date will be $1,500,000.  One third of the options will vest on the first anniversary of your start date, one third of the options will vest on the second anniversary of your start date, and one third of the options will vest on the third anniversary of your start date.  These sign-on equity awards will be subject to the 2010 Incentive Compensation Plan of CVS Caremark Corporation as well as the terms of the agreements granting the RSUs and stock options.  If your employment is terminated by the Company without Cause and you receive severance, then, provided that you remain compliant at all times with your obligations under the Non-Competition, Non-Disclosure and Developments Agreement:  (a) the sign-on equity awards will continue to vest during the severance period; (b) any portions of the sign-on equity awards that have not vested as of the last day of the severance period shall accelerate and vest on the last day of the severance period, and (c) you will have one year from the end of the severance period to exercise such options, not to exceed the maximum term of the option.

•                  Return on Net Assets Long Term Incentive Plan (“RoNA LTIP”):  You will be eligible to participate in the RoNA LTIP for the July 2010 through December 2011 cycle.  The target value of this award will be $1,000,000 and will be paid in cash.  The actual award amount will be determined in accordance with the terms of the RoNA LTIP, provided that the award will not be prorated based on your service with the Company except as follows:  if the Company terminates your employment without Cause during the performance period and you receive severance, then you will be eligible for a RoNA LTIP award, determined in accordance with the RoNA LTIP and pro-rated based on the length of the performance period completed as of the last day of your employment.

•                  Benefits:  CVS Caremark offers a wide range of benefits to our employees, including medical and dental insurance, a 401(k) plan, an Employee Stock Purchase Plan, and many other benefits as set forth on the enclosed benefits summary.  Your benefits will include an annual financial planning allowance of $15,000 per year and the installation and maintenance of a home security system selected by the Company.  You will also be eligible for our executive relocation benefit plan, including reimbursement for a home-finding trip for a maximum of six nights, temporary living accommodations for up to 90 days, home sale assistance, reimbursement of closing costs on a home purchase, and moving expenses.  Following the commencement of your employment with CVS, for business travel you will be eligible to use the Company jet or for reimbursement for First Class or Business Class seating if the Company jet is not available.  Please note that certain benefits require minimum tenure before you are eligible to participate and that our benefit offerings are subject to change.  If you incur extra costs to continue your health insurance coverage pursuant to COBRA until you become eligible to participate in CVS Caremark’s medical insurance program, you will be eligible to receive reimbursement for your additional costs, up to a maximum of $2,500.00.

•                  Deferred Compensation Plan:  You will be eligible to participate in the CVS Caremark Deferred Compensation Plan, which allows you to defer, on a pre-tax basis and with some limitations, up to 100% of your annual cash incentive and up to 85% of your annual base salary, and receive up to a 5% match of eligible compensation after one year of employment.

•                  Deferred Stock Compensation Plan: You will be eligible to participate in the CVS Caremark Deferred Stock Compensation Plan, which allows you to defer up to 100% of restricted stock units you receive.

•                  Vacation:  You will be eligible to accrue up to four weeks of vacation per calendar year, pro-rated for any partial years.  You will begin accruing vacation as of your first day of employment.  More information about your vacation accrual and usage is set forth in the CVS Caremark vacation policy.

•                  Change in Control Agreement: You will be eligible for CVS Caremark’s standard Change in Control Agreement.  As set forth in the Change in Control Agreement, you would be eligible for a severance benefit equal to 1.5 times your base salary and annual target bonus in the event that you were terminated involuntarily after a change in control (as defined in the Change in Control Agreement).

•                  Eligibility for Severance Pay.  In the event that your employment is terminated by the Company without Cause, CVS will offer you a separation agreement in a form provided by the Company that will include monthly severance payments in an amount equal to your monthly base salary in effect immediately prior to your separation, a pro rata MIP award for the year of termination (payable when MIP awards are ordinarily paid), as well as the opportunity to continue participating in the Company’s medical, prescription and dental insurance plans (collectively, the “health benefits”) on the same terms available during your employment, for 18 months or the date on which you obtain employment elsewhere, whichever occurs first.  In addition, if your employment is terminated by the Company without Cause and you receive severance, you will also be eligible for benefits in accordance with the terms described above in the sections of this offer letter labeled “Long Term Incentive Plan,” “Sign-on Equity Award” and “Return on Net Assets Long Term Incentive Plan.”  The separation agreement will also include a general release of claims and other standard provisions.  For purposes of this offer letter, Cause shall mean that the Company, in its sole discretion, has determined that you have: (a) violated the terms of your Non-Competition, Non-Disclosure and Developments Agreement; (b) willfully violated the CVS Caremark Code of Conduct or any of CVS Caremark’s other policies; (c) engaged in dishonest or fraudulent conduct; or (d) willfully engaged in conduct that is detrimental to CVS Caremark’s reputation.  If you resign from your employment with CVS or are terminated with Cause, you will not be eligible for severance pay.

Conditions of Offer

This offer and your employment are contingent upon the successful results of a drug-screening test as well as a criminal background check.  We will provide instructions for scheduling a drug testing appointment, which must be completed within 48 hours of your receiving this written offer.

In addition, as a condition of this offer and your employment with CVS, you are required to sign the Non-Competition, Non-Disclosure and Developments Agreement attached hereto prior to beginning your employment.  Further, you agree that you will not disclose or use, except in the course of your duties for CVS, any Confidential Information (as defined in the Non-Competition, Non-Disclosure and Developments Agreement) that is or has been provided to you by CVS prior to your employment with the Company.

CVS prohibits its employees from using or disclosing trade secrets or other confidential information from prior employers in connection with their employment at CVS.  Accordingly, as a further condition of your employment with CVS, you may not use or disclose any confidential information or trade secrets from Macy’s, Inc. (“Macy’s”) or any other former employer.

We understand that you have entered into a Noncompetition, Nonsolicitation and Confidential Information Agreement with Macy’s (the “Macy’s Noncompete Agreement”).  As you know, we have shared CVS’s confidential information with you regarding CVS’s aggregate sales revenue for FY 2010 for the categories of Cosmetics, Fragrances and Skin Care.  You have represented to us that, based on the information that we provided you, in the aggregate, CVS does not derive revenue in excess of 50% of Macy’s total revenues for the most recently completed fiscal year from the same categories of merchandise that are offered by Macy’s.  Based on this representation, CVS believes that the Macy’s Noncompete Agreement will not prevent you from accepting this offer or fulfilling your job duties in the position offered.  In recognition thereof, this offer, the commencement of your employment at CVS and your entitlement to any proposed compensation and benefits set forth herein are contingent upon your material representations, and by signing below you hereby represent and warrant, that all information you have communicated to CVS bearing upon the applicability of the Macy’s Noncompete Agreement is accurate and complete.

It is essential to CVS that any potential dispute with Macy’s regarding your Macy’s Noncompete Agreement be avoided or resolved promptly and amicably and, as a condition of this offer, you agree to act in good faith and cooperate fully with CVS in the event of such dispute.  You and CVS acknowledge that it is possible that unanticipated delays may occur in connection with your departure from Macy’s, including but not limited to delays related to the exercise of your Macy’s stock options or sale of Macy’s stock, delays in discussing the matter of your Macy’s Noncompete Agreement with Macy’s, and/or delays arising from a dispute with Macy’s concerning your Macy’s Noncompete Agreement.  Accordingly, CVS expressly reserves the right (a) to delay the commencement of your employment and/or (b) to withdraw this offer in the event that a dispute with Macy’s arises concerning your Macy’s Noncompete Agreement and CVS determines that a resolution of the dispute cannot be reached in a manner or in an amount of time that is satisfactory to the Company.  In making such decision, CVS will act reasonably and in good faith.

In the event that CVS withdraws this offer and you do not become an employee of CVS because of a dispute regarding the Macy’s Noncompete Agreement and do not remain an employee of Macy’s or otherwise retain the value of your equity with Macy’s, CVS will pay you the total amount of $3.375 Million, paid in equal monthly installments over the course of eighteen (18) months, provided that no such payments shall be due if any of the representations made by you and upon which CVS has relied in assessing the applicability of the Macy’s Noncompete Agreement to your employment with CVS are inaccurate.  This payment is further conditioned on (a) your execution of a release of claims against the Company in the form provided by the Company and (b) your agreement, subject to any limitations placed on you by the Macy’s Noncompete Agreement, to provide consulting services to CVS during the 18-month payment period at no additional fee.  Further, in the event that a dispute with Macy’s arises after you have started work with CVS and CVS decides to suspend your employment while the issue is resolved, CVS will continue to pay your salary and provide benefits during the period of such suspension, and such time will count as active employment for the purpose of vesting periods associated with your equity awards and incentive payments.  In the event that your employment is terminated by the Company without Cause while you are suspended due to a dispute with Macy’s concerning the Macy’s Noncompete Agreement, CVS will offer you a separation agreement in a form provided by the Company that will offer the benefits described above in the section of this offer letter labeled “Eligibility for Severance Pay.”  In the event that you resign from your employment with CVS or are terminated with Cause while you are suspended due to a dispute with Macy’s concerning the Macy’s Noncompete Agreement, you will not be eligible for severance pay.

Also in connection with our discussions regarding this offer you have provided copies of various Nonqualified Stock Option Agreements between you and Macy’s dated March 23, 2007, March 20, 2009, March 19, 2010, and March 25, 2011 (the “Macy’s NQSO’s”), as well as various Performance-Based Restricted Stock Unit Agreements between you and Macy’s dated March 20, 2009, March 19, 2010, and March 25, 2011 (the “Macy’s RSUs”).  You have represented that, apart from these Macy’s NQSO’s, these Macy’s RSUs and the Macy’s Noncompete Agreement, you have no other agreements in your possession between you and Macy’s relating to your current terms, conditions and benefits of employment with Macy’s.  CVS has materially and substantially relied upon your representations in this regard in making this offer.  In recognition thereof, this offer, the commencement of your employment at CVS and your entitlement to any proposed compensation and benefits set forth herein are contingent upon your material representations, and by signing below you hereby represent and warrant, that apart from the Macy’s NQSO’s, the Macy’s RSUs and the Macy’s Noncompete Agreement, you have no other agreements in your possession between you and Macy’s relating to your terms, conditions and benefits of employment with Macy’s, and that you are not aware of any other agreements between you and Macy’s relating to your terms, conditions and benefits of employment with Macy’s.

While we anticipate that you will have a long, successful and rewarding career with CVS Caremark, this offer is for “at will” employment, and either you or CVS Caremark may terminate the employment relationship at any time and for any reason.

Please indicate your acceptance of this offer by countersigning this letter and returning the original to me, along with the requested new hire paperwork in this package, including the Non-Competition, Non-Disclosure and Developments Agreement.  Please remember to retain a copy of this letter as well as a copy of the Non-Competition, Non-Disclosure and Developments Agreement.

Sincerely,

/s/ Lisa G. Bisaccia

Lisa G. Bisaccia
Senior Vice President, Chief Human Resources Officer
CVS Caremark

Attachments

Accepted and agreed to on the 8th day of August, 2011.

/s/ Mark Cosby
Mark Cosby